 EXHIBIT 99.1

 DARLING INTERNATIONAL INC. ANNOUNCES
SUCCESSION PLANNING FOR CHIEF FINANCIAL OFFICER

July 6, 2012 - IRVING, TEXAS - Darling International Inc. (NYSE: DAR) today announced that, effective September 1, 2012, Colin Stevenson will become its Executive Vice President - Chief Financial Officer, and John O. Muse, the Company's current Executive Vice President - Finance and Administration, will become the Company's Executive Vice President - Chief Administrative Officer. Mr. Stevenson will report to Mr. Muse, who has indicated his intent to retire from the Company at the end of 2014.
Darling International Chairman and Chief Executive Officer Randall Stuewe said, “We are pleased to add Colin Stevenson to our management team to eventually succeed John Muse, our current Executive Vice President - Finance and Administration, who has indicated his intent to retire from the Company at the end of 2014. Colin's hiring at this time will allow ample time for a smooth succession at the chief financial officer position. Colin possesses the skills the company is looking for in this position and will be a valuable contributor as the company continues to execute on its strategic plans.”
Mr. Stevenson has been with PricewaterhouseCoopers LLP since 1999, where he became a partner in 2002 and most recently served as leader of its Dallas Financial Services Tax Group. During his career at PwC, he served a diversified group of publicly-traded and private companies in a wide variety of industries including manufacturing, real estate, private equity, technology and services. Prior to PwC, Mr. Stevenson spent approximately 8 years in industry holding a variety of positions including CFO and division president for privately held construction and land development entities, as well as regional vice president of financial operations for the Ryland Group, a publicly-traded company on the NYSE.
Darling International Inc. is the largest and only publicly traded provider of rendering and bakery waste recycling solutions to the nation's food industry. The company recycles beef, pork and poultry waste streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides. The company also recovers and converts used cooking oil and commercial bakery waste into valuable feed and fuel ingredients. These products are primarily sold to agricultural, pet food, leather, oleo-chemical and bio-diesel manufacturers around the world. In addition, the company provides grease

News Release July 6, 2012 Page 2

trap collection services and sells used cooking oil collection equipment to restaurants.

For additional information, visit the company's web site at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including disturbances in world financial, credit, commodities and stock markets; unanticipated changes in national and international regulations affecting the company's products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks, including future expenditure, relating to Darling's joint venture with Valero Energy Corporation to construct and complete a renewable diesel plant in Norco, Louisiana and possible difficulties completing and obtaining operational viability with the plant; economic disruptions resulting from European debt crisis; and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact: John O. Muse, Executive Vice President of Finance and Administration, or Brad Phillips, Treasurer or Melissa A. Gaither, Director Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: 972-717-0300